Adopted   3/23/93
Amended   11/11/93
Amended   12/22/93
Amended   1/14/94
Amended   2/16/94
Amended   3/6/96
Amended   7/24/97
Amended   11/16/99
Amended   6/1/00


                            QUAD SYSTEMS CORPORATION

                             1993 STOCK OPTION PLAN



             PURPOSE. Quad Systems Corporation (the "Company") hereby adopts the Quad Systems Corporation 1993 Stock Option Plan (the "Plan"). The Plan is intended to recognize the contributions made to the Company by employees (including employees who are members of the Board of Directors) of the Company or any Affiliate (as defined below) and certain consultants or advisors to the Company or an Affiliate, to provide such persons with additional incentive to devote themselves to the future success of the Company or an Affiliate, and to improve the ability of the Company or an Affiliate to attract, retain, and motivate individuals upon whom the Company's sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of rights to acquire the Company's Common Stock, par value $.03 per Share (the "Common Stock"). In addition, the Plan is intended as an additional incentive to certain directors of the Company who are not employees of the Company or an Affiliate to serve on the Board of Directors and to devote themselves to the future success of the Company by providing them with an opportunity to acquire or increase their proprietary interest in the Company through the receipt of Options to acquire Common Stock.

             DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

               (a) "Affiliate" means a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of
Section 424(e) or (f) of the Code.

               (b) "Board of Directors" or "Board" means the Board of Directors of the Company.

               (c) "Change in Control" shall have the meaning as set forth in Section 10 of the Plan.

               (d)  "Code" means the Internal Revenue Code of
1986, as amended.

               (e) "Committee" shall have the meaning set forth in Section 3 of the Plan.

               (f)  "Company" means Quad Systems Corporation, a
Delaware corporation.

               (g)  "Disability" shall have the meaning set
forth in Section 22(e)(3) of the Code.

               (h) "Fair Market Value" shall have the meaning set forth in Subsection 8(b) of the Plan, provided, however, that for purposes of Subsection 9(b) of the Plan, Fair Market Value of a Voluntary Option shall refer to the value determined pursuant to a Black-Scholes or comparable valuation model selected by the Committee.

               (h) "ISO" means an Option granted under the Plan which is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

               (i) "Non-employee Director" means a member of the Board of Directors who is not an employee of the Company or an Affiliate.

               (j) "Non-qualified Stock Option" means an Option granted under the Plan which is not intended to qualify, or otherwise does not qualify, as an "incentive stock option" within the meaning of Section 422(b) of the Code.

               (k) "Option" means either an ISO or a Non-qualified Stock Option granted under the Plan.

               (l) "Optionee" means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

               (m) "Option Document" means the document described in Section 8 or Section 9 of the Plan, as applicable, which sets forth the terms and conditions of each grant of Options.

               (n) "Option Price" means the price at which Shares may be purchased upon exercise of an Option, as calculated pursuant to Subsection 8(b), Subsection 9(a) or Subsection 9(b) of the Plan, as applicable.

               (o) "Rule 16b-3" means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

               (p) "Shares" means the shares of Common Stock of the Company which are the subject of Options.


             ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board of Directors of the Company; however, the Board of Directors may (i) designate a committee composed of two or more directors who are "Non-Employee Directors" as defined in Rule 16b-3 to operate and administer the Plan in its stead, (ii) designate two committees to operate and administer the Plan in its stead, one of such committees composed of two or more directors who are "Non-Employee Directors" as defined in Rule 16b-3 to operate and administer the Plan with respect to the Company's "Principal Officers" (as defined below) and directors, and the other such committee composed of two or more directors (which may include directors who are also employees of the Company) to operate and administer the Plan with respect to persons other than Principal Officers and directors or (iii) designate only one of the two committees referred to in subparagraph (ii) and itself operate and administer the Plan with respect to persons not within the jurisdiction of such committee. Any of such committees designated by the Board of Directors, and the Board of Directors itself in its administrative capacity with respect to the Plan, is referred to as the "Committee." As used herein, the term "Principal Officers" means the Chairman of the Board of Directors (if the Chairman of the Board of Directors is a payroll employee), President, Executive Vice President, Senior Vice President, Vice President, Treasurer, and any other person who is an "officer" within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule.

               (a) MEETINGS. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

               (b) GRANTS. Except with respect to Options granted to Non-employee Directors pursuant to Section 9 of the Plan, the Committee shall from time to time at its discretion direct the Company to grant Options pursuant to the terms of the Plan. The Committee shall have plenary authority to (i) determine the individuals to whom, the times at which, and the price at which Options shall be granted, (ii) determine the type of Option to be granted and the number of Shares subject thereto, and (iii) approve the form and terms and conditions of the Option Documents; all subject, however, to the express provisions of the Plan. In making such determinations, the Committee may take into account the nature of the Optionee's services and responsibilities, the Optionee's present and potential contribution to the Company's success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provisions of the Plan or of any Option granted under it shall be final, binding and conclusive.

               (c) EXCULPATION. No member of the Board of Directors shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Options under the Plan, provided that this Subsection 3(c) shall not apply to (i) any breach of such member's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) acts or omissions that would result in liability under Section 174 of the General Corporation Law of the State of Delaware, as amended, and (iv) any transaction from which the member derived an improper personal benefit.

               (d) INDEMNIFICATION. Service on the Committee shall constitute service as a member of the Board of Directors of the Company. Each member of the Committee shall be entitled without further act on his or her part to indemnity from the Company to the fullest extent provided by applicable law and the Company's Certificate of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

               (e) LIMITATIONS ON GRANTS OF OPTIONS TO CONSULTANTS AND ADVISORS. With respect to the grant of Options to consultants or advisors, bona fide services shall be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

             GRANTS UNDER THE PLAN. Grants under the Plan may be in the form of a Non-qualified Stock Option, an ISO or a combination thereof, at the discretion of the Committee.

             ELIGIBILITY. All employees of the Company or an Affiliate (including employees who are members of the Board of Directors), consultants or advisors to the Company or an Affiliate who satisfy the requirements set forth in Subsection 3(e), and all Non-employee Directors shall be eligible to receive Options hereunder. The Committee, in its sole discretion, shall determine whether an individual is eligible to receive Options under the Plan.

             SHARES SUBJECT TO PLAN. The aggregate maximum number of Shares for which Options may be granted pursuant to the Plan is nine hundred thousand (900,000), subject to adjustment as provided in Section 11 of the Plan. The Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If an Option terminates or expires without having been fully exercised for any reason, the Shares for which the Option was not exercised may again be the subject of one or more Options granted pursuant to the Plan.

             TERM OF THE PLAN. The Plan is effective as of March 23, 1993, the date on which it was adopted by the Board of Directors, subject to the approval of the Plan on or before March 22, 1994 by a majority of the votes cast at a duly called meeting of the stockholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting. If the Plan is not so approved on or before March 22, 1994, all Options granted under the Plan shall be null and void. No Option may be granted under the Plan after March 22, 2003.

          If the Reverse Split (as defined in Section 11) is not approved by stockholders of the Company at the Annual Meeting of Stockholders on April 2, 1993 or any adjournment or postponement thereof, the Plan shall be terminated, and any Options granted under the Plan shall be null and void.

             OPTION DOCUMENTS AND TERMS. Each Option granted under the Plan shall be a Non-qualified Stock Option unless the Option shall be specifically designated at the time of grant to be an ISO for Federal income tax purposes. If any Option designated as an ISO is determined for any reason not to qualify as an incentive stock option within the meaning of Section 422 of the Code, such Option shall be treated as a Non-qualified Stock Option for all purposes under the provisions of the Plan. Options granted pursuant to the Plan shall be evidenced by the Option Documents in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require which are not inconsistent with the terms of the Plan. However, the following provisions of this Section 8 shall not be applicable to Options granted pursuant to Section 9, except as otherwise provided in Subsection 9(c).

               (a) NUMBER OF OPTION SHARES. Each Option Document shall state the number of Shares to which it pertains. An Optionee may receive more than one Option, which may include Options which are intended to be ISO's and Options which are not intended to be ISO's, but only on the terms and subject to the conditions and restrictions of the Plan. Effective February 17, 1993, the maximum number of Shares for which Options may be granted to any eligible individual during any fiscal year of the Company is thirty thousand (30,000) Shares.

               (b) OPTION PRICE. Each Option Document shall state the Option Price, which shall be at least 100% of the Fair Market Value of the Shares on the date the Option is granted; provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the Fair Market Value of the Shares on the date the Option is granted. If the Common Stock is traded in a public market, then the Fair Market Value per share shall be, if the Common Stock is listed on a national securities exchange or included in the NASDAQ National Market System, the last reported sale price thereof on the relevant date, or, if the Common Stock is not so listed or included, the mean between the last reported "bid" and "asked" prices thereof on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines.

               (c) EXERCISE. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and payment in full of the Option Price for the Shares to be purchased. Each such notice shall specify the number of Shares to be purchased and shall (unless the Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933, as amended (the "Act")), contain the Optionee's acknowledgment in form and substance satisfactory to the Company that (a) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (b) the Optionee has been advised and understands that (i) the Shares have not been registered under the Act and are "restricted securities" within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (c) such Shares may not be transferred without compliance with all applicable federal and state securities laws, and (d) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that issuance of Shares should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion of counsel acceptable to the Company that an appropriate exemption from such registration is available, (C) the listing or inclusion of the Shares on any securities exchange or an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this Subsection 8(c) has occurred.

               (d) MEDIUM OF PAYMENT. An Optionee shall pay for Shares (i) in cash, (ii) by certified or cashier's check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Without limiting the foregoing, the Committee may provide (and in the case of Options granted to Non-employee Directors, shall provide) in an Option Document that payment may be made in whole or in part in shares of the Company's Common Stock. If payment is made in whole or in part in shares of the Company's Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing the shares owned by such Optionee, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value on the date of delivery that is at least as great as the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by the payment in shares of Common Stock, accompanied by stock powers duly endorsed in blank by the Optionee. In the event that certificates for shares of the Company's Common Stock delivered to the Company represent a number of shares in excess of the number of shares required to make payment for the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to he exercised by payment in shares of Common Stock, the stock certificate issued to the Optionee shall represent (i) the Shares in respect of which payment is made, and
(ii) such excess number of shares. Notwithstanding the foregoing, the Committee may impose from time to time such limitations and prohibitions on the use of shares of the Common Stock to exercise an option as it deems appropriate.

               (e)  TERMINATION OF OPTIONS.

                    (i)  No Option shall be exercisable after
the first to occur of the following:

                         (A)  Expiration of the Option term
specified in the Option Document, which, in the case of an ISO, shall not occur after (1) ten years from the date of grant, or (2) five years from the date of grant of an ISO if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of an Affiliate;

                         (B)  Expiration of three months from
the date the Optionee's employment or service with the Company or its Affiliates terminates for any reason other than Disability or death or as otherwise specified in Subsection 8(e)(i)(D) or 8(e)(i)(E) below;

                         (C)  Expiration of one year from the
date such employment or service with the Company or its Affiliates terminates due to the Optionee's Disability or death;

                         (D)  A finding by the Committee, after
full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached his or her employment or service contract with the Company or an Affiliate, or has been engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or service, or has disclosed trade secrets or confidential information of the Company or an Affiliate. In such event, in addition to immediate termination of the Option, the Optionee shall automatically forfeit all Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price. Notwithstanding anything herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture; or

                         (E)  The date, if any, set by the Board
of Directors as an accelerated expiration date pursuant to
Section 10 of the Plan.

                         With respect to Subsections 8(e)(i)(B)
and (C) above, the only Options which may be exercised during the three-month or one-year period, as the case may be, following the date of Optionee's termination of employment or service with the Company or its Affiliates are Options which were exercisable on the last date of such employment or service and not Options which, if the Optionee were still employed or rendering service during such three-month or one-year period, would become exercisable, unless the Option Document specifically provides to the contrary.

                    (ii) Notwithstanding the foregoing, the Committee may extend the period during which all or any portion of an Option may be exercised to a date no later than the Option term specified in the Option Document pursuant to Subsection 8(e)(i)(A), provided that any change pursuant to this Subsection 8(e)(ii) which would cause an ISO to become a Non-qualified Stock Option may be made only with the consent of the Optionee. The terms of an executive severance agreement or other agreement between the Company and an Optionee, approved by the Committee, whether entered into prior or subsequent to the grant of an Option, which provide for Option exercise dates later than those set forth in Subsection 8(e)(i) but permitted by this Subsection 8(e)(ii) shall be deemed to be Option terms approved by the Committee and consented to by the Optionee.

               (f) TRANSFERS. No Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such Option may be exercised only by such person. Notwithstanding the foregoing, a Non-qualified Stock Option may be transferred pursuant to the terms of a "qualified domestic relations order," within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

               (g) LIMITATION ON ISO GRANTS. In no event shall the aggregate Fair Market Value of the Shares of Common Stock (determined at the time the ISO is granted) with respect to which incentive stock options under all stock option plans of the Company or its Affiliates are exercisable for the first time by the Optionee during any calendar year exceed $100,000.

               (h) OTHER PROVISIONS. Subject to the provisions of the Plan, the Option Documents shall contain such other provisions including, without limitation, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.
               (i) AMENDMENT. Subject to the provisions of the Plan, the Committee shall have the right to amend Option Documents issued to an Optionee, subject to the Optionee's consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made under Subsection 8(e)(i)(E) or Section 10 of the Plan, as applicable.

             SPECIAL PROVISIONS RELATING TO GRANTS OF OPTIONS TO NON-EMPLOYEE DIRECTORS. In addition to being eligible to receive Options pursuant to Section 8, Non-employee Directors shall be granted Options, without any further action by the Committee ("Automatic Options"), and shall be granted Options pursuant to their voluntary elections made in accordance with Section 9(b) ("Voluntary Options"), both subject to the terms and conditions set forth in this Section 9. Options granted pursuant to this Section 9 shall be evidenced by Option Documents in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require which are not inconsistent with the terms of the Plan.

               (a) TIMING OF INITIAL AND LATER GRANTS OF AUTOMATIC OPTIONS; NUMBER OF SHARES SUBJECT TO AUTOMATIC OPTIONS; EXERCISABILITY OF AUTOMATIC OPTIONS; OPTION PRICE. Each Non-employee Director on the effective date of the Plan shall be granted, on May 19, 1993 (the date of the first closing of the initial public offering of the Common Stock)(the "IPO Closing Date"), an Option to purchase three thousand (3,000) Shares. Each Non-employee Director first elected to the Board of Directors after the IPO Closing Date but on or before July 24, 1997 (the "Increase Date") shall be granted an Option to purchase three thousand (3,000) Shares on the date he or she becomes a director. Each Non-employee Director first elected to the Board of Directors after the Increase Date shall be granted an Option to purchase six thousand (6,000) Shares on the date he or she becomes a director. (Any grant of Options to Non-employee Directors pursuant to the preceding three sentences is hereinafter referred to as the "Initial Grant"). Each Non-employee Director on the Increase Date shall be granted an Option to purchase an additional three thousand (3,000) Shares (an "Equalization Grant"). Subject to Section 10, each Option granted in the Initial Grant and in the Equalization Grant shall be a Non-qualified Stock Option becoming exercisable over a period of three (3) years, so that the Optionee shall have the right to exercise the Option with respect to one third (1/3) of the Shares covered thereby commencing on the first anniversary of the date of grant with respect to the Initial Grant, and in 1997 on the anniversary of the Initial Grant with respect to the Equalization Grant, and the right to exercise the Option with respect to an additional one third (1/3) of such Shares commencing on each of the following two anniversaries of the applicable first vesting date. Each Non-employee Director who did not receive an Equalization Grant shall be granted, after receipt of such person's Initial Grant, an Option to purchase an additional two thousand (2,000) Shares on each anniversary of the Initial Grant. Each person serving as a Non-employee Director who received an Equalization Grant, shall be granted, commencing in 1998, an Automatic Option to purchase an additional two thousand (2,000) Shares on each anniversary of the Initial Grant. (The grants of Automatic Options to Non-employee Directors pursuant to the preceding two sentences are hereinafter referred to as "Subsequent Annual Grants"). Subject to Section 10, each Automatic Option granted in a Subsequent Annual Grant shall be a Non-qualified Stock Option becoming exercisable with respect to all such Shares commencing on the third anniversary of the date on which the Subsequent Annual Grant is made. The Option Price of any Automatic Option granted under this Section 9(a) shall be equal to the Fair Market Value of the Shares on the date the Option is granted; PROVIDED, HOWEVER, that if such date as determined under this Section 9(a) would fall on a Saturday, Sunday or any other day on which banks in the State of New York are required or authorized to close (a "Non-Business Day"), the Option Price of any such Option shall be equal to the Fair Market Value of the Shares on the first date succeeding such Non-Business Day which is not a Non-Business Day. Notwithstanding anything in this Plan to the contrary, all Automatic Options outstanding on November 16, 1999 shall become fully vested and exercisable on that date.

               (b) TIMING OF GRANTS OF VOLUNTARY OPTIONS; NUMBER OF SHARES SUBJECT TO VOLUNTARY OPTIONS; EXERCISABILITY OF VOLUNTARY OPTIONS; OPTION PRICE. Each Non-employee Director may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him or her as a director (including the annual retainer fee and any fees payable for services on the Board or any committee thereof) and to receive in lieu thereof Voluntary Options. Any such election (i) shall be in writing, (ii) shall specify an amount of such compensation to be received in the form of Voluntary Options (expressed as a percentage of the compensation otherwise payable in cash, as an amount in dollars of compensation otherwise payable in cash or as a type of fee, e.g., retainer fee, otherwise payable in cash), (iii) shall be made at least six months prior to the end of the first calendar quarter with respect to which such election is to apply and (iv) may not be revoked or changed thereafter, except as to compensation for services rendered at least six months after any such election to revoke or change is made in writing. Any such election shall continue in effect until six months after an election to revoke or change such election is made in writing. Subject to Section 10, each Voluntary Option shall be a Non-qualified Stock Option that shall be immediately exercisable. Once a Non-employee Director makes the election provided for in this Section 9(b) to receive Voluntary Options in lieu of some or all of his or her cash compensation, there shall be issued to such director promptly after the end of each calendar quarter with respect to which such election applies a Voluntary Option for the number of Shares equal to the amount of such forgone compensation divided by the Fair Market Value of a Voluntary Option for one Share on the date such Voluntary Option is granted, provided that a Voluntary Option shall only be issued for whole Shares and not fractional Shares; and further provided that if the date of grant, as determined under this Section 9(b), would fall on a Non-Business Day, the number of Shares subject to the Voluntary Option shall be determined by the Fair Market Value of such Voluntary Option on the first date succeeding such Non-Business Day which is not a Non-Business Day. The Option Price of any Voluntary Option granted under this Section 9(b) shall be equal to the Fair Market Value of the Shares on the date the Voluntary Option is granted.

               (c)  TERMINATION OF OPTIONS GRANTED PURSUANT TO SECTION 9.

               All Automatic and Voluntary Options granted pursuant to this
Section 9 shall be exercisable until the first to occur of the following:

                    (i)       Expiration of ten (10) years from
the date of grant,

                    (ii)      Expiration of three months from
the date the Optionee's service as a member of the Board terminates for any reason other than Disability or death; or

                    (iii)     Expiration of one year from the
date the Optionee's service as a member of the Board terminates due to the Optionee's Disability or death.

               (d) APPLICABILITY OF PROVISIONS OF SECTION 8 TO OPTIONS GRANTED PURSUANT TO SECTION 9. The following provisions of Section 8 shall be applicable to the Automatic and Voluntary Options granted pursuant to this Section 9:
Subsection 8(a) (provided that all Automatic and Voluntary Options granted pursuant to this Section 9 shall be Non-qualified Stock Options); the last sentence of Subsection 8(b); Subsection 8(c); Subsection 8(d); subsection 8(f); and Subsection 8(i).

          CHANGE IN CONTROL. In the event of a Change in Control, all outstanding Options shall become immediately and fully exercisable. Moreover, the Committee may take whatever other action it deems necessary or desirable with respect to the outstanding Options, including, without limitation, accelerating the expiration or termination date in the respective Option Documents for Options to a date no earlier than thirty (30) days after notice of such acceleration is given to the Optionees.

          A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation's voting securities) immediately after the merger or consolidation, which common stock (and if applicable voting securities) is to be held in the same proportion as such holders' ownership of Common Stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of or have voting control over shares of Common Stock of the Company, possessing more than ten percent (10%) of the aggregate voting power of the Company's Common Stock) shall have become the beneficial owner of, or shall have obtained voting control over, more than ten percent (10%) of the outstanding shares of the Company's Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than two (2) years, unless the nomination for election of each new director who was not a director at the beginning of such two (2) year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

          ADJUSTMENTS ON CHANGES IN CAPITALIZATION. The aggregate number of Shares and class of shares as to which Options may be granted hereunder and to any eligible individual hereunder, the number and class or classes of shares covered by each outstanding Option and the Option Price thereof shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company which are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive; provided, however, that no adjustment shall be made which will cause an ISO to lose its status as such without the consent of the Optionee, except for adjustments made pursuant to Section 10 hereof. Notwithstanding the foregoing, the number of shares set forth in Section 6 already reflects a one-for-three reverse stock split (the "Reverse Split") expected to be approved by stockholders of the Company at the Annual Meeting of Stockholders on April 2, 1993 or any adjournment or postponement thereof; no adjustments will be made pursuant to this Section 11 as a result of the Reverse Split.

          AMENDMENT OF THE PLAN. The Board of Directors of the Company may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors of the Company may not change the class of individuals eligible to receive an ISO or increase the maximum number of Shares as to which Options may be granted without obtaining stockholder approval, within twelve months before or after such action. No amendment to the Plan shall adversely affect any outstanding Option, however, without the consent of the Optionee that holds such Option.

          NO COMMITMENT TO RETAIN. The grant of an Option pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Optionee in the employ of the Company or an Affiliate and/or as a member of the Company's Board of Directors or in any other capacity.

          WITHHOLDING OF TAXES. Whenever the Company proposes or is required to deliver or transfer Shares in connection with the exercise of an Option, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares or (b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities. The Company's obligation to make any delivery or transfer of Shares shall be conditioned on the Optionee's compliance, to the Company's satisfaction, with any withholding requirement.

          INTERPRETATION. The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Securities Exchange Act of 1934, as amended) to satisfy the conditions of Rule 16b-3; to the extent that any provision of the Plan, or any provisions of any Option granted pursuant to the Plan, would cause a conflict with such conditions or would cause the administration of the Plan as provided in Section 3 to fail to satisfy the conditions of Rule 16b-3, such provision shall be deemed null and void to the extent permitted by applicable law.